Exhibit 99.3

Averion International Corporation

Unaudited Pro Forma Combined Balance Sheet

September 30, 2007

Dollars in thousands	Averion International Corp	Hesperion Group	Pro Forma Adjustments		Pro Forma As Adjusted

ASSETS
Current Assets:
Cash and cash equivalents	$6,480	$5,551	$(2,980)	(a)	$9,051
Accounts receivable, net	4,628	7,606	(200)	(b)	12,034
Unbilled accounts receivable	959	1,036	974	(b)	2,969
Prepaid and other current assets	718	1,329	825	(b)	2,872
Assets held for sale from discontinued operations	799	—	—		799

Total Current Assets	13,584	15,522	(1,381)		27,725

Property and equipment, net	1,482	1,090	(69)	(b)	2,503
Goodwill	21,968	4,023	21,924	(b)	47,915
Finite life intangibles (net of accumulated amortization of $1,168 for Averion International Corp)	4,014	4,215	9,900	(b)	18,129
Deposits and guarantees	145	508	—		653
Other assets	—	7	—		7
Deferred tax asset	—	1,113	(333)	(c)	780

Total Assets	$41,193	$26,478	$30,041		$97,712

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current Liabilities:
Accounts payable	$1,074	$849	$		$1,923
Accrued payroll and employee benefits	811	1,505	—		2,316
Current portion of capital lease obligations	33	—	33
Current portion of notes payable	957	—	5,831	(a),(e)	6,788
Customer Advances	958	—	(361)	(b)	597
Billings in excess of costs and estimated earnings on uncompleted contracts	2,872	11,130			14,002
Deferred rent	521				521
Other accrued liabilities	1,370	1,821			3,191
Liabilities held for sale from discontinued operations	480	—	—		480

Total Current Liabilities	9,076	15,305	5,470		29,851

Deferred tax liability	—	1,350	1,350
Note payable, less current portion	5,731	—	17,831	(a)	23,562
Long-term capital lease obligations	15	—			15
Other long term liabilities	—	3,921	—		3,921

Total Liabilities	14,822	20,576	23,301		58,699
Commitments and contingencies
Shareholders’ equity:
Common stock	499	120	6	(a),(d)	625
Convertible warrants	164	—	—		164
Common stock to be issued	859	—			859
Additional paid-in capital	35,770	1,839	9,487	(d)	47,096
Other comprehensive loss	(97)	(196)	151	(d)	(142)
Retained earnings	(10,824)	4,139	(2,904)	(d)	(9,589)

Total Shareholders’ Equity	26,371	5,902	6,740		39,013

Total Liabilities and Shareholders’ Equity	$41,193	$26,478	$30,041		$97,712

Averion International Corporation

Unaudited Combined Pro Forma Statement of Operations

Nine Month Period Ended September 30, 2007

(Dollars in thousands except share data)

	Averion	Hesperion	Pro Forma
	International	Group Plc.	Combined

Service revenue	$22,197	$20,701	$42,898
Reimbursement revenue	2,005	5,197	7,202
Total	24,202	25,898	50,100

Operating expenses:
Direct expenses	13,301	12,794	26,095
Reimbursable out-of-pocket expenses	2,005	5,197	7,202
Sales, general and administrative	8,266	8,362	16,628
Depreciation and amortization	1,044	—	1,044
Restructuring	723	—	723
Total operating expense	25,339	26,353	51,692
Net operating income (loss)	(1,137)	(455)	(1,592)

Other income (expense)
Interest income	247	73	320
Interest (expense)	(435)	(276)	(711)
Other income (expense)	124	133	257
Total other	(64)	(70)	(130)

Income (loss) before income taxes	(1,201)	(525)	(1,726)
Benefit (provision) for income taxes	—	251	251
Net income (loss)	(1,201)	(274)	(1,475)
Loss from discontinued operations	(1,227)	—	(1,227)
Net income (loss)	$(2,428)	$(274)	$(2,702)

Net income (loss) per share:
Net income (loss) from continuing operations	$(0)		$(0)
Loss from discontinued operations	$(0)		$(0)

Weighted average number of common shares outstanding-basic and diluted	623,284,840		623,284,840

*Note — The entities began operating as a combined company during October of 2007. The fourth quarter results of the combined entities were reported in their entirety in the Averion International Corp. form 10KSB filed with the Securities and Exchange Commission on March 31, 2008. There were no proforma adjustments that affected the Statement of Operations for the period presented in this report.

Averion International Corporation

Unaudited Combined Pro Forma Statement of Operations

Year Ended December 31, 2006

(In $ thousands except share data)

		Hesperion
	Averion	Group	Pro Forma
	International	Plc.	Combined

Service revenue	$13,251	$25,110	$38,361
Reimbursement revenue	1,314	4.188	5,502
Total	14,565	29,298	43,863

Operating expenses:
Direct expenses	8,246	18,478	26,724
Reimbursable out-of-pocket expenses	1,314	4,188	5,502
Sales, general and administrative	8,869	4,893	13,762
Depreciation and amortization	799	—	799
Total operating expense	19,228	27,559	46,787
Net operating income (loss)	(4,663)	1,739	(2,924)

Other income (expense)
Interest income	313	—	313
Interest (expense)	(289)	(396)	(685)
Other income	—	285	285
Total other income (expense)	24	(111)	(87)

Income (loss) before income taxes	(4,639)	1,628	(3,011)
Benefit (provision) for income taxes	—	(515)	(515)
Net income (loss)	(4,639)	1,113	(3,526)
Loss from discontinued operations	(487)	—	(487)
Net income (loss)	(5,126)	1,113	(4,013)
Beneficial conversion feature	(4,069)	—	(4,069)
Net loss applicable to common shareholders	$(9,195)	$1,113	$(8,082)
Net loss per share:
Net loss from continuing operations	$(0.01)		$(0.01)
Loss from discontinued operations	$(0.00)		$(0.01)
Net loss
Weighted average number of common shares outstanding-basic and diluted	623,406,232		623,406,232

1. Basis of Presentation

The accompanying unaudited pro forma combined financial statements are based on the historical information of Averion Corporation (“Averion”, “we”, or the “Company”) and Hesperion Ltd. after giving effect to the acquisition of Hesperion by Averion using the purchase method of accounting and applying the assumptions and adjustments described in the accompanying notes.

2. Description of Acquisition

HESPERION ACQUISITION

Hesperion was founded in 1996 and is a contract research organization with specific expertise in cardiology and oncology.  Hesperion has focused on establishing clinical development partnerships with medical device, biotech and pharmaceutical companies and has employed clinical research professionals with expertise in medical and regulatory affairs, clinical operations, data management and statistics in the following countries: Switzerland, the United States, the United Kingdom, France, the Netherlands, Poland, Russia and Israel

On October 31, 2007 (the “Cerep Closing Date”), we entered into a Securities Purchase Agreement (the “Cerep SPA”) with Cerep S.A., a French corporation (“Cerep”), pursuant to which we purchased all of the outstanding capital stock of Hesperion Ltd., a Swiss corporation and a wholly owned subsidiary of Cerep (“Hesperion”), for an aggregate purchase price of Twenty Five Million Euros (€25,000,000) as follows: (i) on the Cerep Closing Date, we paid Cerep Twenty Million Euros (€20,000,000) in cash; and (ii) within thirty (30) days after the Cerep Closing Date, we are obligated to either (a) issue Cerep a promissory note in the aggregate principal amount of Five Million Euros (€5,000,000) secured by an irrevocable and on demand stand-by letter of credit issued by a reputable international bank selected by us, or (b) issue Cerep a promissory note in the aggregate principal amount of Two Million Five Hundred Thousand Euros (€2,500,000) and pay Cerep an additional Two Million Five Hundred Thousand Euros (€2,500,000) in cash (collectively, the “Purchase Price”).  The Purchase Price was paid with funds received from the Debt Financing Transaction (as defined below), a portion of which funds were provided to us by certain of our affiliates as described below in Item 1.01 under the heading “Financing Transaction.”

The entire unpaid principal balance of the promissory note to be issued as part of the Purchase Price within thirty (30) days after the Cerep Closing Date, plus all accrued but unpaid interest thereon, will become due and payable by us to Cerep on October 31, 2010 (the “Maturity Date”).  In addition, this promissory note will bear interest at the rate of six percent (6%) per annum and shall be paid quarterly in arrears beginning on January 31, 2008 and on the last day of each and every quarterly period thereafter until the Maturity Date.

FINANCING TRANSACTION

On October 31, 2007 (the “Debt Financing Closing Date”), we also entered into the following agreements pursuant to which we sold Twenty Four Million Dollars ($24,000,000) of senior secured notes (the “Notes”) and issued an aggregate of one hundred fifteen million two hundred thousand (115,200,000) shares of our common stock (the “Shares”) (the “Debt Financing Transaction”) to ComVest Investment Partners II LLC, a Delaware limited liability company (“ComVest”), Cumulus Investors, LLC, a Nevada limited liability company (“Cumulus”), and Dr. Philip T. Lavin (“Lavin” and together with ComVest and Cumulus, each a “Buyer” and collectively, the “Buyers”): (i) a Securities Purchase Agreement between us and the Buyers (the “Debt SPA”); (ii) a Registration Rights Agreement between us and the Buyers (the “Registration Rights Agreement”); (iii) a Pledge Agreement between us and Cumulus, in its capacity as collateral agent for the Buyers (the “Collateral Agent”) (the “Pledge Agreement”); (iv) a Security Agreement between us, Averion Inc., a Delaware corporation and our wholly owned subsidiary (“Averion Inc.”), and IT&E International, a California corporation and our wholly owned subsidiary (“IT&E”), on the one hand, and the Buyers and Collateral Agent, on the other hand (the “Security Agreement”); and (v) a Guaranty in favor of the Collateral Agent for the benefit of the Buyers which was executed by Averion Inc. and IT&E (the “Guaranty”).

ComVest, which beneficially owned directly or through affiliates approximately 52.98% of our outstanding common stock immediately prior to the Debt Financing Closing Date, purchased a Note in the principal amount of Eleven Million Dollars ($11,000,000) and was issued fifty two million eight hundred thousand (52,800,000) Shares in connection therewith.  After the Second Closing (defined below), ComVest, or its affiliates, beneficially own approximately 50.84% of our common stock.  Michael Falk, chairman of our board of directors (the “Board”) and Cecilio Rodriguez, one of our directors, are affiliates of ComVest.  In addition, Lavin, one of our directors, our current Executive Chairman and former Chief Executive Officer, and who beneficially owned directly or through affiliates approximately 21.12% of our outstanding common stock immediately prior to the Debt Financing Closing Date, purchased a Note in the principal amount of Two Million Dollars ($2,000,000) and was issued nine million six hundred thousand (9,600,000) Shares in connection therewith.  After the Second Closing, Lavin, or his affiliates, beneficially own approximately 18.43% of our common stock.

Debt SPA

Pursuant to the Debt SPA, we are obligated to sell and the Buyers are obligated to buy Notes in the aggregate principal amount of Twenty Six Million Dollars ($26,000,000) and shares of our common stock in the aggregate amount of one hundred twenty four million eight hundred thousand (124,800,000) Shares as follows: (i) on the Debt Financing Closing Date, we sold and issued to the Buyers and the Buyers purchased from us Notes in the aggregate principal amount of Twenty Four Million Dollars ($24,000,000) and shares of our common stock in the aggregate amount of one hundred fifteen million two hundred thousand (115,200,000) Shares; and (ii) within thirty (30) days after the Debt Financing Closing Date, we are obligated to sell and certain Buyers are obligated to buy from us Notes in the aggregate principal amount of an additional Two Million Dollars ($2,000,000) and shares of our common stock in the aggregate amount of nine million six hundred thousand (9,600,000) Shares (the “Second Closing”).

Notes

We will pay interest on the Notes quarterly in arrears, beginning with the calendar quarter that commenced on October 1, 2007 as follows: (i) for the period commencing on the Debt Financing Closing Date and ending on the first (1st) anniversary thereafter, three percent (3%) per annum; (ii) for the period commencing on the first (1st) anniversary of the Debt Financing Closing Date and ending on the second (2nd) anniversary of the Debt Financing Closing Date, ten percent (10%) per annum; and (iii) for the period commencing on the second (2nd) anniversary of the Debt Financing Closing Date and ending on the third (3rd) anniversary of the Debt Financing Closing Date, fifteen percent (15%) per annum.  The entire unpaid principal balance of the Notes, plus all accrued interest thereon remaining unpaid, shall be due and payable by us to the Buyers on October 31, 2010 (the “Debt Maturity Date”).  In addition, we have agreed to certain financial covenants as set forth in the Notes.  If we breach any of the financial covenants set forth in the Notes, we will be required to make certain payments to the holders of the Notes.

3. Pro Forma Adjustments –

a)	To record the net cash used in and issuance of notes and stock to perform the Hesperion acquisition.
b)

To record the accounts receivable, prepaid expenses, and property, plant and equipment at fair value; record estimated fair value of acquired identifiable intangible assets; and record the value of the purchase price over the fair value of the net assets acquired to goodwill.

c)

To establish a valuation allowance for deferred tax assets in the acquired business due to uncertainty regarding the realization of these assets. The valuation allowance is partly due to local tax laws where open tax issues exist concerning what implications a change of ownership in the acquired business will have on the carry forward of losses incurred before the combination.

d)	To eliminate the historical shareholders’ equity of Hesperion.